Registration Statement No.  - ______________

                    SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549
                               ________________

                                       FORM S-8
                                REGISTRATION STATEMENT
                           UNDER THE SECURITIES ACT OF 1933
                               ________________

                               WAYNE BANCORP, INC.
               (Exact name of registrant as specified in its charter)

                    Georgia                          58-1858246
          (State or other jurisdiction of         (I.R.S. Employer
          incorporation or organization)       Identification Number)

                              818 South First Street
                               Jesup, Georgia 31545
                         (Address of Principal executive offices)

            Wayne Bancorp, Inc. 1990 Employee Incentive Stock Option Plan
                              (Full Title of the Plan)

                  Douglas R. Harper, President and Chief Executive Officer
                                 Wayne Bancorp, Inc.
                                818 South First Street
                                 Jesup, Georgia 31545
                                    (912) 427-2265
                (Name, address, and telephone number of agent for service)
                             ________________________________

                                 Copies Requested to:

                                 Neil E. Grayson, Esq.
                         Nelson Mullins Riley & Scarborough, L.L.P.
                           999 Peachtree Street, N.E., Suite 1400
                                Atlanta, Georgia  30309
                                   (404) 817-6000
                                   (404) 817-6050 (Fax)
                             ________________________________


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                            CALCULATION OF REGISTRATION FEE


                                   Proposed     Proposed
  Title of                         Maximum      Maximum
 Securities            Amount      Offering     Aggregate      Amount of
   to be               to be       Price Per    Offering     Registration
 Registered         Registered     Share(1)     Price(1)          Fee
 ----------         ----------     ---------    ---------    ------------
Common Stock, par
value $1.00 per       36,000
share                 shares        $14.50    $522,000.00        $153.99

(1) This estimation is solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and is based upon an estimation of the fair market value of the Common Stock by the registrant's board of directors of $14.50 per share. There is no active trading market for the Common Stock and it is not possible to identify precisely the market value of the Common Stock.

                                     PART II

                    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.  Incorporation of Documents by Reference.

     The documents listed below are hereby incorporated by reference into this registration statement ("Registration Statement"), and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents:

     (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 as filed with the Securities and Exchange Commission (the "Commission");

     (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above; and

     (c) the description of the Company's Common Stock contained in the section titled "Description of Stock" on pages 26-28 of the Company's Registration Statement on Form S-18 (No. 33-31093-A) filed with the Commission.

Item 4.  Description of Securities.

     No response is required to this item.

Item 5.  Interests of Named Experts and Counsel.

     No response is required to this item.

Item 6.  Indemnification of Directors and Officers.

     The Company's bylaws provide that it may indemnify any person who is a party to any litigation or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company or Wayne National Bank (the "Bank"), all of the capital stock of which is owned and controlled by the Company.

     The Company's bylaws contain certain provisions which provide indemnification to directors and officers of the Company that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the Georgia Business Corporation Code (the "Code"). Sections 14-2-852 and 14-2-857 of the Code require the Company to indemnify a director or officer of the Company who has been wholly successful, on the merits or otherwise, in the defense of any proceeding brought by reason of the fact that such person was a director or officer of the Company against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The Code expressly allows the Company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

     The indemnification provisions in the Company's bylaws allow the Company to indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action or suit by or in the right of the Company) because he or she is or was a director of the Company, against expenses (including attorney's fees) and against judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Board of Directors of the Company also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have the Company advance expenses prior to the final disposition of the proceeding. If, however, it is ultimately determined that they are not entitled to indemnification such amounts would be repaid.

     Under current policies of the United States Office of the Comptroller of the Currency (the "OCC"), a bank may not indemnify directors, officers or employees against expenses, penalties or other payments incurred in an administrative proceeding or action instituted by the OCC or any other bank regulatory agency if the proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by the individuals in the form of payments to the Bank.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The following exhibits are filed with this Registration Statement:

     Exhibit
     Number         Description of Exhibit

     4.1  -    Articles of Incorporation and Articles of Amendment of the
               Company (incorporated by reference to Exhibit 3(a) of the Company's Registration Statement on Form S-18 (File No. 33-
               31093-A)).

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     4.2  -    Bylaws of the Company (incorporated by reference to Exhibit 3(b)
               of the Company's Registration Statement on Form S-18 (File No. 33-31093-A)).

     4.3  -    Wayne Bancorp, Inc. 1990 Employee Incentive Stock Option Plan.

     5.1  -    Legal opinion of Nelson Mullins Riley & Scarborough, L.L.P.

     23.1 - Consent of Nelson Mullins Riley & Scarborough, L.L.P. (contained in their opinion filed as Exhibit 5.1).

     24   -    Power of Attorney (contained on the signature pages of this
               Registration Statement).

Item 9.  Undertakings.

     The Company hereby undertakes that it will:

     (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) Include any additional or changed material information on the plan of distribution;

          provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to the Exchange Act that are incorporated by reference in this Registration Statement;

     (b) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

     (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jesup, State of Georgia, on this 29th day of December, 1997.


                              WAYNE BANCORP, INC.


                              By:     /s/ Douglas R. Harper
                                   Douglas R. Harper
                                   President and Chief Executive Officer

     Each person whose signature appears below constitutes and appoints Douglas
R. Harper, for himself or herself in name, place and stead, in any and all capacities, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on December 29, 1997.


     Signature                     Title

__________________________         Director
Patricia B. Armstrong

__________________________         Director
Leonard D. Brannen

  /s/ C. Revis Clary               Director
C. Revis Clary

  /s/ J. Ashley Dukes              Director
J. Ashley Dukes

__________________________         Director
Tommie C. Fuller, Sr.

  /s/ Douglas R. Harper            Director, President, Chief
Douglas R. Harper                  Executive Officer, Principal
                                   Financial Officer

  /s/ J. Lex Kennedy, III, M.D.    Director
J. Lex Kennedy, III, M.D.

  /s/ James L. Lott                Director
James L. Lott

  /s/ Jerry D. McDaniel            Director
Jerry D. McDaniel

__________________________         Director
Ferrell L. O'Quinn

  /s/ Bernon W. Sapp               Director
Bernon W. Sapp

  /s/ W. Donald Whitaker           Director
W. Donald Whitaker

                         EXHIBIT INDEX


Exhibit                                      Sequential
Number                   Exhibit             Page No.

4.1  -    Articles of Incorporation and Articles of Amendment
          of the Company (incorporated by reference to Exhibit 3(a) of the Company's Registration Statement on Form S-18 (File No. 33-31093-A)).

4.2  -    Bylaws of the Company (incorporated by reference to
          Exhibit 3(b) of the Company's Registration Statement on Form S-18 (File No. 33-31093-A)).

4.3  -    Wayne Bancorp, Inc. 1990 Employee Incentive Stock
          Option Plan (incorporated by reference to Exhibit 10(d) of the Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 1990).

5.1  -    Legal opinion of Nelson Mullins Riley & Scarborough,
          L.L.P.

23.1 -    Consent of Nelson Mullins Riley & Scarborough, L.L.P.
          (contained in their opinion filed as Exhibit 5.1)

24   -    Power of Attorney (contained on the signature pages
          of this Registration Statement).